Exhibit 99.2

Amphastar Pharmaceuticals Announces Pricing of Offering of $300.0 Million of Convertible Senior Notes

RANCHO CUCAMONGA, CA – September 13, 2023 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) (“Amphastar”) today announced the pricing of $300.0 million aggregate principal amount of 2.00% convertible senior notes due 2029 (the “notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Amphastar also granted the initial purchasers of the notes an option to purchase up to an additional $45.0 million aggregate principal amount of the notes. The sale of the notes is expected to close on September 15, 2023, subject to customary closing conditions.

The notes will be general senior, unsecured obligations of Amphastar and will accrue interest at a rate of 2.00% per year. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2024. The notes will mature on March 15, 2029, unless earlier converted, repurchased or redeemed. The initial conversion rate will be 15.8821 shares of Amphastar’s common stock (“common stock”) per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $62.96 per share of common stock). The initial conversion price of the notes represents a premium of approximately 35.00% over the last reported sale price of Amphastar’s common stock on Nasdaq Global Select Market on September 12, 2023. Conversions of the notes will be settled in cash up to the aggregate principal amount of the notes to be converted, and cash, shares of common stock or a combination of cash and shares of common stock, at Amphastar’s election, with respect to the remainder, if any, of Amphastar’s conversion obligation in excess of the aggregate principal amount of the notes being converted, if any.

Amphastar may redeem the notes, at its option, in whole or in part (subject to certain limitations), on or after September 20, 2026 and prior to the 41st scheduled trading day preceding the maturity date, if the last reported sale price of Amphastar’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on and including the trading day immediately preceding the date on which Amphastar provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture governing the notes) occurs at any time prior to the maturity date, then, subject to certain conditions, holders of the notes may require Amphastar to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest. In addition, following certain corporate events or if Amphastar issues a notice of redemption, Amphastar will, under certain circumstances, increase the conversion rate for holders who convert their notes in connection with such corporate event or during a redemption period.

Amphastar estimates that the net proceeds from the offering will be approximately $290.2 million (or approximately $333.9 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and estimated offering expenses payable by Amphastar. Amphastar intends to use (i) approximately $200.0 million of the net proceeds from the offering to repay borrowings under its term loan and (ii) approximately $50.0 million of the net proceeds from the offering to repurchase Amphastar’s common stock concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as Amphastar’s agent (the “share repurchases”). Amphastar intends to use the remainder of net proceeds from the offering for general corporate purposes, which may include the repayment of

Amphastar’s indebtedness, the payment of milestone payments in connection with the acquisition of BAQSIMI® (glucagon) nasal powder, working capital, capital expenditures and potential acquisitions and strategic transactions. From time to time, Amphastar evaluates potential strategic transactions and acquisitions of businesses, technologies or products. Amphastar has not designated any specific uses and has no current agreements with respect to any material acquisitions or strategic transactions. If the initial purchasers exercise their option to purchase additional notes, we expect to use the net proceeds from the sale of the additional notes for general corporate purposes as described above.

The agreed to purchase price per share of the common stock in the share repurchases is equal to the last reported sale price per share of the common stock of $46.64 on the Nasdaq Global Select Market on September 12, 2023. The share repurchases may have increased (or reduced the size of any decrease in) the market price of the common stock prior to, concurrently with or shortly after the pricing of the notes, and may have resulted in a higher effective conversion price for the notes.

Neither the notes, nor any shares of Amphastar’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contact Information:

Amphastar Pharmaceuticals, Inc.

Bill Peters

Chief Financial Officer

(909) 476-3416